UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 26, 2003

UNIFI, INC.
(Exact name of registrant as specified in its charter)

New York
(State or other jurisdiction of incorporation)

1-10542
(Commission File Number)

11-2165495
(IRS Employer Identification No.)

7201 West Friendly Avenue
Greensboro, North Carolina
(Address of principal executive offices)

27410
(Zip Code)

(336) 294-4410
(Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS.

        Unifi, Inc. (the "Company" or "Unifi") received an initial order (the "Order") dated March 26, 2003 from the Arbitration Panel (the "Panel") concerning its ongoing arbitration with E.I. DuPont De Nemours ("DuPont") relating to the manufacturing alliance between the two companies (the "Alliance") for the production of partially oriented polyester filament yarn ("POY"). The following is a brief summary of the history of the arbitration and the Arbitration Panel's conclusions to date.

HISTORY

       As previously described in the Company's previously filed Exchange Act reports, the Company and DuPont entered into the Alliance in June 2000 to produce partially oriented polyester filament yarn. DuPont and the Company have had discussions regarding the Alliance and each party alleged that the other was in breach of material terms of their agreement.

       On or about February 5, 2002, the Company received a Demand For And Notice Of Arbitration from DuPont (the "Notice"), alleging, among other things, breach of contract, quantum meruit/unjust enrichment, and breach of the implied covenant of good faith and fair dealing. DuPont was seeking damages, that, based on the claims made to date, could amount to approximately $15.0 million (subsequently revised to $85.0 million), injunctive relief and, absent a satisfactory cure by Unifi, a declaratory judgment that the Company is in "substantial breach" of the Alliance agreements, which if allowed would permit DuPont to terminate the Alliance and exercise its right to sell ("Put") its U.S. polyester filament business to the Company for a purchase price of $300.0 million to $600.0 million, as set forth in the Alliance agreements.

       On or about April 1, 2002, the Company filed an Answer and Counterclaims to the Notice denying DuPont's claims and asserting certain counterclaims, including among others, a request for an accounting, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, negligent misrepresentation, violation of the North Carolina Unfair and Deceptive Trade Practices Act, and punitive damages. Unifi also asked the arbitrators to issue a declaratory judgment declaring the extent and scope of Unifi's future obligations under the Put option considering DuPont's breach of its "obligations and undertakings" in the Alliance Agreements thereby resulting in a "Material Adverse Effect" on the business which is a failure of a condition precedent to the Put.

      On or about May 15, 2002, the Panel issued its Initial Pre-Hearing Order setting the initial scheduling for the arbitration and dismissing DuPont's claim for quantum meruit/unjust enrichment. The Panel also dismissed Unifi's counterclaims for an accounting, fraud, negligent misrepresentation, violation of the North Carolina Unfair and Deceptive Trade Practices Act, and punitive damages.

     On October 4, 2002, in response to a Pre-Hearing Order of the Arbitration Panel, the Company received information from DuPont concerning the damages alleged in connection with the arbitration proceedings relating to the Alliance. DuPont then alleged damages from its previous breach of contract claims and certain previously unasserted claims during the course of the Alliance from June 1, 2000 through September 30, 2002 of approximately $85.0 million.

     Of these damages, approximately $71.0 million relate to DuPont's contention that after creation of the Alliance, Unifi had certain POY procurement responsibilities, including that until and unless the Alliance assets are running at capacity, Unifi should buy all of its external POY needs from DuPont, thus, taking business away from Unifi's other third party POY suppliers. Unifi did not agree that it was obligated to purchase these volumes of POY from DuPont. The remaining damages asserted by DuPont relate to an alleged approximately $8.0 million issue regarding capacity utilization in the Alliance manufacturing facilities and approximately $6.0 million in interest.

     Scheduled arbitration hearings concluded on January 23, 2003.

CONCLUSIONS TO DATE

     The Arbitration Panel has determined that Unifi has not committed a "substantial breach" of the Alliance agreements, as defined therein, and consequently DuPont cannot terminate the Alliance or exercise its right to sell ("Put") its U.S. polyester filament business to the Company at this time. Additionally, the Arbitration Panel determined that DuPont did not breach its "obligations and undertakings" thereby resulting in no "material adverse effect", each as defined in the Alliance agreements, on the POY business. Accordingly, the terms of the Put exercisable by DuPont in June 2005 remain in effect, as described in the Alliance agreements.

      Additionally, with respect to DuPont's previously disclosed claims for approximately $85.0 million and Unifi's counterclaims, the Arbitration Panel ruled that the Company had violated certain provisions of the Alliance agreements and that DuPont had misinterpreted certain provisions of the Alliance agreements. The Arbitration Panel has requested additional submissions that will impact the final award and damage calculations; therefore, the actual net amount of damages will not be known by the parties until further review by the Arbitration Panel. It is estimated that this process will be completed by the end of April 2003.

     The Arbitration Panel also reaffirmed its decision to dismiss $17.6 million of the aforementioned DuPont claim, as this claim was not properly brought before the Arbitration Panel. However, DuPont continues to pursue collection of this claim.

     On March 28, 2003, Unifi issued a press release (a copy of which is attached hereto as Exhibit 99.1) related to receipt of the Order.

ITEM 7. EXHIBITS.

99.1 News Release disseminated on March 28, 2003 by Unifi, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                               UNIFI, INC.

                                                                                By: /S/ CHARLES F. MCCOY
                                                                                            Charles F. McCoy
                                                                                            Vice President, Secretary and General
                                                                                               Counsel

  Dated: March 28, 2003